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                                                                     EXHIBIT 4.2

                                     [DATE]

                  BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED

                          [NAME OF EXECUTIVE DIRECTOR]

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                                SERVICE AGREEMENT
                             FOR EXECUTIVE DIRECTOR

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                                    CONTENTS

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CLAUSE                                                                      PAGE
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
1.  DEFINITIONS..........................................................     1
2.  TERMS AND JOB DESCRIPTION............................................     1
3.  DUTIES...............................................................     1
4.  DIRECTOR'S FEE AND SALARY............................................     2
5.  BONUS................................................................     2
6.  EXPENSES.............................................................     3
7.  ANNUAL LEAVE.........................................................     3
8.  SICKNESS AND OTHER INCAPACITY........................................     3
9.  OTHER INTERESTS......................................................     3
10. SHARE DEALING........................................................     4
11. INTELLECTUAL PROPERTY................................................     4
12. TERMINATION..........................................................     5
13. SUSPENSION...........................................................     6
14. RESTRAINT ON ACTIVITIES AND CONFIDENTIALITY..........................     6
15. MISCELLANEOUS........................................................     9

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THIS AGREEMENT is made on [DATE]

BETWEEN

(1) BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED which has its registered office at Suites 1602-05 Chater House, 8 Connaught Road Central, Hong Kong (the COMPANY); and

(2) [NAME OF EXECUTIVE DIRECTOR] (the EXECUTIVE DIRECTOR) of [ADDRESS OF EXECUTIVE DIRECTOR]

IT IS AGREED as follows:-

DEFINITIONS

BOARD means the board of directors of the Company or a duly constituted committee of the board of directors;

EFFECTIVE DATE means [ ] 2006;

EMPLOYMENT means the Executive Director's employment in accordance with the terms and conditions of this Agreement;

EXCHANGE means The Stock Exchange of Hong Kong Limited;

GROUP means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings given to them by section 2 of the Companies Ordinance (Cap.32 of the Laws of Hong Kong);

GROUP COMPANY means any holding company of the Company or any of the subsidiaries or affiliates of the Company;

LISTING RULES means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

TERMS AND JOB DESCRIPTION

2.1 The Executive Director shall be employed by the Company as [TITLE] or in such other capacity, consistent with his status and seniority, to which he or she may be lawfully assigned by the Board from time to time.

2.2  This Agreement shall become effective on the Effective Date.

2.3 Subject to clause 12, the Employment will continue for a period of three years from the Effective Date.

DUTIES

3.1  During the Employment, the Executive Director will:-


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(a)  perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any company in the Group;

(b) comply with all directions lawfully and properly given to him by the Board; and

(c) unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his working hours (as defined in clause 3.2) to the business of the Company or any other company in the Group for which he is required to perform duties.

3.2 The Executive Director's working hours shall be 9 a.m. to 5 p.m. from Monday to Friday together with such additional hours as are required in the proper performance of his duties. (For the avoidance of doubt, no remuneration is payable for the additional hours worked.)

3.3 The Executive Director's normal place of work is the Company's principal office in [ ] from time to time (which is currently [ ]) or at such other location as the Company may from time to time require the Executive Director to base himself.

3.4 The Executive Director agrees to travel (both within and outside Hong Kong and China) as may be required for the proper performance of his duties under the Employment.

3.5  The Executive Director shall report to the Board directly.

DIRECTOR'S FEE AND SALARY

4.1 The Executive Director is entitled to an annual Executive Director's fee of US$[ ] as Executive Director of the Company (less any required deductions) which are payable in equal instalments monthly in arrears.

4.2 The Executive Director's salary will be inclusive of all fees and other remuneration to which he or she may be or become entitled as an officer of the Company or of any other company in the Group.

BONUS

5.1 The Executive Director is entitled to participate in the Executive Bonus Plan of the Company (the PLAN). The Plan provides that up to 5% of the Company's net income be set aside each year for distribution among Plan participants based upon performance as determined by the Board of the Company. The allocation of bonuses among participants is determined at the discretion of the Board of the Company.

5.2 The Executive Director is also entitled to share options under a share option scheme conditional upon receiving shareholder approval and subject to the requirements of Chapter 17 of the Listing Rules.


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EXPENSES

6. The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive Director in the course of his Employment subject to production of receipts or other appropriate evidence of payment.

ANNUAL LEAVE

7. The Executive Director will be entitled in each calendar year to 14 days working days annual leave with full salary (in addition to Chinese general public holidays) to be taken at such reasonable time or times as may be approved by the Company.

SICKNESS AND OTHER INCAPACITY

8.1 Provided that the Executive Director supplies the Company with an appropriate medical certificate issued by a medical practitioner or a registered dentist covering the periods of absence, the Executive Director will be entitled to be paid during absence from work due to sickness or injury in accordance with the Ordinance as at the date hereof and, in any case, up to a maximum of 120 days.

OTHER INTERESTS

9.1 Subject to clause 9.2, during the Employment the Executive Director will not (without the Board's prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.

9.2 Notwithstanding clause 9.1, the Executive Director may hold for investment purposes an interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed on the Stock Exchange of Hong Kong, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any company in the Group.

9.3 The Executive Director shall, during the Employment, disclose to the Exchange and the Company all of his interests (and those of his immediate family) in shares of the Company and any Group Company, and any dealings they may have in those shares. Such notifications should be made within the time prescribed under the Securities and Futures Ordinance.

9.4 The Executive Director shall, during the Employment, disclose his interest or any associate (as defined under Rule 1.01 of Chapter 1 of the Listing Rules) interests in relation to any connected transaction (as defined under Chapter 14A of the Listing Rules) and abstain from voting in relation to the transaction.


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SHARE DEALING

10.1 The Executive Director must not deal in the Company's shares if he is a party to, or is aware of, negotiations relating to transactions which may be price sensitive or notifiable until a public announcement has been made. If the Executive Director is not a party to such negotiations, he must not deal in the Company's shares for a similar period provided that he has been informed there may be information of a price sensitive nature.

10.2 The Executive Director must not deal in the Company's shares in the month immediately preceding the announcement of the Company's results. In any event the Executive Director must not deal in the Company's shares without first notifying in writing the Chairman of the Board (or some other Executive Director designated by the Board for the purpose) and receiving a dated written acknowledgement.

10.3 The dealing restrictions imposed on the Executive Director apply equally to dealings by related parties such as his spouse, infant child or any company in which he controls one third of the voting power. They should also be extended to investment managers managing any of the Executive Director's funds whether or not they have discretion as to the investment of such funds.

10.4 The Executive Director in possession of confidential price sensitive information must not counsel or procure dealing in securities listed on the Exchange.

INTELLECTUAL PROPERTY

11.1 During the Employment the Executive Director will promptly disclose to the
     Company:

(a) all improvements, inventions and discoveries, whether the same shall be patentable or not, made by the Executive Director, (either alone or jointly with another) relating to the business of the Company or which may be capable of being used or adapted for use therein or in connection therewith and any such improvements, inventions and discoveries shall be the absolute property of the Company; and

(b) all applications for patent and all patents filed or granted disclosing inventions made by the Executive Director in whole or in part during the provision of the services and whether made during or outside the ordinary course of the Executive Director's duties and whether or not relating to the business or affairs of the Company.

11.2 If during the Employment the Executive Director shall at any time either alone or in conjunction with any other person originate any design (whether registerable or not) or other work in which copyright may subsist, the Executive Director shall forthwith disclose the same to the Company.


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11.3 The Executive Director hereby assigns to the Company, by way of future assignment of copyright, the copyright and other proprietary rights if any for the full term thereof through the world in respect of all copyright works written, originated, conceived or made by the Executive Director (except only those copyright works written, originated, conceived or made by the Executive Director wholly outside the Employment) during the Employment.

TERMINATION

12.1 Either party may terminate the Employment in accordance with clause 2.3.

12.2 The Employment may be terminated forthwith by the Company by summary notice in writing:

(i) if the Executive Director commits any serious or repeated breach of any of his obligations under this Agreement or the Employment;

(ii) if the Executive Director is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or any Group Company;

(iii) if the Executive Director is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or any Group Company into disrepute;

(iv) if the Executive Director is declared bankrupt, or if he enters into any general composition or arrangement with or for the benefit of his creditors; or

(v) if the Executive Director is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in Hong Kong); or

(vi) for any other reason permitting summary dismissal at law.

12.2 The Company may also terminate the Employment by giving one month notice to the Executive Director if the Executive Director is unable (whether due to illness or otherwise) properly and effectively to perform his duties under this Agreement after exhausting his or her maximum statutory sick leave entitlement.

12.3 On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive Director will:

(i) immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, office keys, his company car together with its keys, laptop, mobile telephone and any other property relating to the business of or belonging to the Company or any Group Company which is in his possession or under his control. The Executive Director is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any Group Company; and


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(ii) immediately resign from any office he holds with the Company or any Group
     Company without any compensation for loss of office. Should the Executive Director fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office.

12.4 The Executive Director will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any Group Company.

SUSPENSION

13.1 Where notice of termination has been served by either party in accordance with clause 2.3, the Company shall be under no obligation to provide work for or assign any duties to the Executive Director for the whole or any part of the notice period and may require him:

(i)  not to attend any premises of the Company or any Group Company;

(ii) to resign with immediate effect from any offices he holds with the Company or any Group Company;

(iii) to refrain from contact with any customers, clients or employees of the Company or any Group Company.

The provisions of clause 14.1 shall remain in full force and effect during any period of suspension under this clause 13.1.

Any suspension under this clause 13.1 shall be on full pay and benefits (save that the Executive Director shall not be entitled to earn or be paid any bonus or commission during any period of suspension).

13.2 The Company may in its absolute discretion suspend the Executive Director from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive Director (or alleged or suspected acts or defaults) provided that such suspension shall not be for a period in excess of 14 days.

RESTRAINT ON ACTIVITIES AND CONFIDENTIALITY

14.1 During the employment with the Company, the Executive Director will not (without the prior written consent of the Company) be directly or indirectly engaged or interested in any capacity in any other business, trade or occupation whatsoever. Consent given in accordance with this clause may be withdrawn at any time.

14.2 For the purposes of this clause 14, the term "Termination Date" shall mean the date of termination of the Employment howsoever caused, including, without


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     limitation, termination by the Company which is in repudiatory breach of this Agreement.

14.3(a) Save insofar as such information is already in the public domain, the Executive Director will keep secret and will not at any time (whether during the Employment or thereafter) use for his or her own or another's advantage, or reveal to any person, firm, company or organisation and shall use his or her best endeavours to prevent the publication or disclosure of any information which he or she knows or ought reasonably to have known to be confidential in the course of the Employment, (including but not limited to marketing plans, customer lists, and business development plans) concerning the business or affairs of the Company, or any Group Company or any of its or their customers.

(b) For the avoidance of doubt and without prejudice to the generality of sub-clause (a) above, the following is a non-exhaustive list of matters which in relation to the Company and any Group Company are considered confidential and must be treated as such by the Executive Director:-

     (i) any corporate activities or transactions (including, but not limited to, any mergers, acquisitions or disposals of assets or businesses, non-public communications or dealings between the Company and any suppliers or distributors or equipment vendors) which have been, or will be, or are proposed to be, undertaken by the Company or by any Group Company;

     (ii) any instruction or operations manual, invention, technical data, know-how or other manufacturing process pertaining to the business of the Company or Group Company;

     (iii) any trade secrets of the Company or any Group Company; and

     (iv) any information in respect of which the Company or any Group Company is bound by an obligation of confidence to any third party.

(c)  The restrictions in this clause 14.3 shall not apply:

     (i) to any disclosure or use authorised by the Board or required by law or by the Employment;

     (ii) so as to prevent the Executive Director from using his or her own personal skill in any business in which the Executive Director may be lawfully engaged after the Employment is ended.

14.4 The Executive Director hereby covenants with the Company (for itself and as trustee and agent for each Group Company) that he or she shall not, whether directly or indirectly, on his or her own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:


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(a)  for a period of twelve months after the Termination Date, (whether directly or indirectly), be engaged or interested (whether as principal, servant, agent or otherwise) in any trade or business within Hong Kong and China which competes with any trade or business being carried on by the Company or any Group Company as at the Termination Date and in which trade or business the Executive Director has been involved in or concerned with as part of the Employment;

(b) for a period of twelve months after the Termination Date, directly or indirectly (and whether on his or her own account or for any other person, firm, company or organisation), solicit or endeavour to solicit from the Company or any Group Company in Hong Kong any employee of the Company in an executive capacity at the date of termination of the Employment and at any time within a period of twelve months prior to that date and with whom the Executive Director has worked or with whom the Executive Director has had personal contact as part of the Employment;

(c) for a period of twelve months after the Termination Date, directly or indirectly (whether on his or her own account or for any other person, firm, company or organisation), solicit or endeavour to solicit from the Company or any Group Company the business of any person, firm, company or organisation who or which is at the date of termination of the Employment and who shall have been at any time during the preceding twelve months a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive Director has had direct dealings or personal contact as part of the Employment so as to harm the goodwill of the Company or any Group Company or so as to compete with the Company or any Group Company;

(d) for a period of twelve months after the Termination Date, directly or indirectly (whether on his or her own account or for any other person, firm, company or organisation), deal with any person, firm, company or organisation who or which at any time during the preceding twelve months shall have been a customer of or in the habit of dealing with the Company or any other Group Company and with whom or which the Executive Director has had direct dealings or personal contact as part of the Employment so as to harm the goodwill of the Company or any other Group Company or so as to compete with the Company or any other Group Company.

14.5 The Executive Director acknowledges and agrees that:

(i) each of clauses 14.3 and 14.4 constitutes an entirely separate and independent restriction on the Executive Director; and

(ii) if any such restriction is adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof was deleted the said restriction shall apply with such deletions as may be necessary to make it valid and effective.


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MISCELLANEOUS

15.1 The Duties of the Executive Director are subject to the Bye-laws of the Company for the time being.

15.2 If during the Employment the Executive Director ceases (other than by resigning) to be a Executive Director of the Company, this Agreement and the Employment will continue for the time being and with the same duties and responsibilities as were applicable in the latter capacity.

15.3 The Executive Director must make a formal declaration and undertaking as set out in Appendix 5 to the Listing Rules which he will provide the Exchange with general information as to his professional qualifications, any other directorships he may hold and whether, for instance, he has ever been convicted of an offence involving dishonesty. By entering into this Agreement the Executive Director also undertakes to comply to the best of his ability with the Listing Rules and the Securities and Futures Ordinance.

15.4 This Agreement constitutes the entire agreement and understanding between the parties supersedes all other agreements both oral and in writing between the Company and the Executive Director (other than those expressly referred to herein). The Executive Director acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive Director's contract of employment.

15.5 The Executive Director represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

15.6 Any notice to be given under this Agreement to the Executive Director may be served by being handed to him personally or by being sent by recorded delivery post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery post.

15.7 The terms of this Agreement may be modified, varied or added to from time to time unilaterally of the Company in its sole discretion. The Company will notify the Executive Director of any such variations, modifications or additions in writing. This Agreement shall not be deemed to be changed, modified or altered by reason of any advice, suggestions, guides or informal notices furnished by the Company to the Executive Director.


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15.8 This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong SAR.


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SIGNED as a DEED and          )
DELIVERED by                  )
                              )
in the presence of:           )

SIGNED for and on behalf of   )
BRILLIANCE CHINA              )
AUTOMOTIVE HOLDINGS           )
LIMITED:                      )


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